Exhibit 99.1

SUSSEX BANCORP ANNOUNCES PRICING OF COMMON STOCK OFFERING

Company Release – 6/16/2017

ROCKAWAY, N.J., June 16, 2017 (GLOBE NEWSWIRE) – Sussex Bancorp (Nasdaq: SBBX) (the “Company”), the holding company for Sussex Bank (the “Bank”), announced today the pricing of an underwritten public offering of 1,136,363 shares of the Company’s common stock at a public offering price of $24.00 per share for gross proceeds of approximately $27.3 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $25.4 million. The Company intends to use the net proceeds from this offering for general corporate purposes. The Company has granted the underwriters a 30-day option to purchase up to an additional 113,636 shares of its common stock. Keefe, Bruyette & Woods, A Stifel Company, is serving as the sole book-running manager for this offering, with Sandler O’Neill + Partners, L.P., Hovde Group LLC, Boenning & Scattergood, Inc., and FIG Partners, LLC serving as co-managers.

The Company expects to close the transaction, subject to customary conditions, on or about June 21, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-218370) filed with the U.S. Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, by calling toll-free (800) 966-1559. These documents are available at no charge by visiting the SEC’s website at http://www.sec.gov.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project” or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in subsequent filings with the SEC. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts: Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328